SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 30, 2008

American Greetings Corporation

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-13859	34-0065325
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One American Road Cleveland, Ohio	44144
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 252-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 30, 2008, American Greetings Corporation (“American Greetings” or the “Company”) and its subsidiary, Lakeshore Trading Company, entered into an Agreement (the “Agreement”) with RPG Holdings, Inc. and Recycled Paper Greetings, Inc. (“Recycled Paper”), a subsidiary of RPG Holdings, Inc.

Recycled Paper is a Chicago-based creator and designer of humorous greeting cards. Recycled Paper’s humor cards are distributed primarily through mass retail partners, drug stores and specialty retail stores. The Company currently holds $67.1 million in principal amount (or approximately 52%) of the first-lien debt of Recycled Paper.

Pursuant to the Agreement, RPG Holdings, Inc. and its subsidiaries (the “Debtors”) filed a petition and prepackaged plan of reorganization (the “Plan”) under the U.S. Bankruptcy Code. Pursuant to the Agreement and the Plan, the Company will acquire all of the issued and outstanding capital stock of RPG Holdings, Inc. in exchange for: (a) cash in an amount equal to $12.4 million plus up to $6.0 million of unpaid professional fees and other amounts owed by the Debtors; (b) the $67.1 million in principal amount of first lien debt held by the Company, which the Company purchased for $44.2 million; (c) $22.0 million in aggregate principal amount of the Company’s 7.375% senior unsecured notes due June 1, 2016, to be issued under the Company’s existing indenture dated May 24, 2006 between the Company and The Bank of Nova Scotia Trust Company of New York, as indenture trustee; and (d) $32.7 million in aggregate principal amount of the Company’s 7.375% notes due June 1, 2016, which will be pari passu with, and otherwise substantially the same as, the currently outstanding 7.375% senior unsecured notes due June 1, 2016, except that they will be subordinated to the Company’s secured credit facility. The consideration described in the preceding sentence will be delivered to the Debtors for distribution to the Debtors’ secured creditors in accordance with the Plan.

The transactions contemplated by the Agreement and the Plan are subject to the satisfaction of certain closing conditions, such as the absence of a material adverse effect with respect to the Debtors and entry of a confirmation order with respect to the Plan. After the consummation of the transactions contemplated by the Agreement, reorganized RPG Holdings, Inc. and its subsidiaries will be wholly-owned subsidiaries of the Company and any funded indebtedness owed by the Debtors prior to consummation of the transactions will no longer remain outstanding.

In connection with the execution of the Agreement, the Company, Lakeshore Trading Company and the holders of the Debtors’ first and second-lien debt entered into an Undertaking dated December 30, 2008, pursuant to which such debt holders have agreed to support and vote in favor of the Plan. Prior to the filing of the petition, all such creditors voted in favor of the Plan.

Also in connection with the execution of the Agreement, the Company has committed to provide the Debtors with debtor-in-possession financing pursuant to a Senior Secured Super-Priority Debtor-in-Possession Credit Agreement among the Debtors, Credit Suisse, Cayman Islands Branch, as administrative agent, collateral agent and arranger (the “DIP Agent”), and the Company (the “DIP Credit Agreement”) and related security documents. The DIP Credit Agreement, which matures on May 31, 2009, provides for an aggregate commitment of up to $10 million and permits borrowings on a revolving basis. The DIP Credit Agreement is subject to the approval of the Bankruptcy Court.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

American Greetings Corporation
(Registrant)

By:	/s/ Catherine M. Kilbane
Catherine M. Kilbane, Senior Vice President,
General Counsel and Secretary

Date: January 6, 2009

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